EXHIBIT 10.6

PRIVILEGED, CONFIDENTIAL & TRADE SECRET
INDEPENDENT CONTRACTOR AGREEMENT

Parties: Seafarer Exploration Corp. ("Seafarer") and, Rea [gland Treasure Quest, ("HTQ").

Purpose:

I.     The main purpose of this Term Sheet is for Seafarer and HTQ, ("collectively Parties") to define the terms and conditions under which the Parties are willing to agree in order to create the basis for a mutually acceptable definitive agreement.

2.     Seafarer has represented that it has experience and knowledge regarding the exploration and salvage of historical shipwrecks. HTQ has represented that is has extensive information regarding a historic shipwreck located off of Brevard County, Florida.

3.     Seafarer and HTQ desire to enter into an Independent Contractor Agreement ("The Agreement") in accordance with Publication 937 of the US Internal Revenue Service. The Independent relationship between the Parties shall be limited to the performance of the work, services, and obligations in connection with this Agreement. Seafarer, as an Independent Contractor, shall be responsible for all of its tasks, methods, schedules, and their own means of performing the work. This Agreement does not create a partnership, or joint venture, or any fiduciary responsibility to the other Party, nor does it create or require any ongoing or continuing relationship or commitment among the Parties, beyond that relationship specifically created by this Agreement. Nothing contained herein is intended in any manner to limit the Parties in the conduct of their respective businesses or activities, in the making of other agreements or contracts, or in the performance of their other work not related to this Agreement.

4.    The services to be rendered under this agreement include services that are normal to the exploration and salvage of a historic shipwreck including exploration, dig and identify, research and establish historical province, salvage, recover and conserve, artifacts and archaeological material from abandoned and lost Shipwreck Site(s), (the "Shipwreck Site(s)")..

5.     Area E-1 55 is located within a twenty (20) square nautical mile area, more or less, off of Brevard Co. Fl.

6.     Existing Permits and Contracts: Area El 55 is described in detail in FL Bureau of Archaeological Research (FBAR) Contract No. E-1 55 held by HTQ for over the last decade. HTQ also has been granted US Army Corps of Engineers (ALOE) Salvage Permit, FL Department of Environmental Protection (FDEP) Salvage and Sub-bottom Permit. Copies of these Permits and Contracts have been provided to Seafarer. All of the US Army and FDEP Permits and Contracts referenced in Paragraph 6 are current with the FBAR Contract currently pending extension.

7.     These Permits and Contracts shall be incorporated herein by reference and true copies shall be attached to this Agreement. Copies of all current Contracts and Permits shall be kept aboard all vessels while on site, and a sign shall be displayed with E-155 in large letters while the vessels are on site. Seafarer and HTQ will use their best efforts to comply with any and all requirements of the Permits and Contracts.

8.     Seafarer will provide an overall updated detailed project schedule and work plan prepared by Seafarer and agreed by both Parties in advance on a monthly, written or verbal basis. Both Parties will jointly review the status and progress each month.

Structure:

9.     This Agreement may be modified in writing, reviewed and mutually agreed to by both Parties. This Agreement shall become effective on the date when fully executed.

10.   The Agreement will be the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior understanding, correspondence or Agreements, oral or written, among the Parties.

11.   No change, amendment or modification of this Agreement, shall be valid or binding upon the Parties, unless it is in writing and duly executed in advance by the Parties.

Permitting:

12.    Seafarer will assist HTQ and will obtain and be responsible for obtaining a current Dig and Identify Contract with the FBAR to update into the requisite salvage Permits and/or salvage Contract in substantially the same terms as any prior FBAR salvage Contract as has been issued to Seafarer.

13.    Seafarer, as the Project Manager, with knowledge of the salvage industry, techniques, standards, and regulations, will pay for and compile any and all daily, weekly reports, will maintain all schedules, and any reasonably updates requested by any State Agency or US Army Corp, for review and approval by IITQ Archaeologists betbre required submission to any agency, State or Federal. HTQ will pay for all costs and expenses associated with the review of reports and schedules by its Archaeologists.

14.    Seafarer and HTQ will jointly review, approve, and will manage any and all correspondence, meetings, press releases, whatsoever, with the FBAR or any other State or Federal Agency, in advance of submission. Seafarer will ultimately be responsible for (*Mal approval of all press releases in writing prior to their release to the public.

15.    Seafarer and HTQ agree to take all reasonable efforts to avoid injury to reefs, structures, sea grass, manatees, turtles, or any other endangered or protected natural resources, plants and animals.

16.    HTQ shall have a representative on board any and all Seafarer and/or subcontractor vessels performing any salvage and survey operations at all times as required and mutually agreed upon. HTQ shall be exclusively responsible for covering the cost of any of its representatives that are aboard any Seafarer vessel. HTQ's representative will be required to sign a liability waiver and release prior to boarding any Seafarer vessel. The HTQ representative will assist the crew under the direction of the ship's captain as an independent contractor observer while aboard any Seafarer vessel.

Consideration:

17.   As adequate and agreed upon Consideration, Seafarer will receive sixty (60) percent of any recovery of archaeological material from the Shipwreck Site(s), and HTQ will receive forty (40) percent. All ancillary rights including but not limited to public exhibits, publicity•, movies, real time video, television, literary, archival research, and replica rights shall be shared equally between the Parties and the costs and expenses associated with any ancillary rights, as mutually agreed upon in advance from time to time, shall also be shared equally between the Parties. The recovery percentages are net of any recovery of archaeological material from the Shipwreck Site that is required to be donated to the FBAR. The division of artifacts will take place after basic conservation, cleaning and stabilization. Each Party shall have full and sole responsibility to bear their own expense of and effect the payment of any State, Federal or Local taxes, fees, assessments, including penalties and interest levied against it, its employees, and subcontractors in connection with this Agreement

18.    HTQ will receive a total amount of ten (10) million, voting shares of common stock ("stock"), of Seafarers. This stock shall be fully issued to HTQ to a mutually agreeable and mutually controlled escrow account by the Parties upon execution of this Agreement, and shall be available to be released to HTQ upon the start and completion of agreed upon milestones: I. Two and a half (2 1/2) million shares of stock upon this fully executed Agreement between the Parties. 2. Two and a half' (2 1/2) million shares of shares of stock upon issuance by the FBAR of a salvage and recovery Contract to HTQ in substantially the same terms as any prior Seafarer salvage and recovery Contracts. 3. Two and a half (2 1/2) million shares of stock upon commencement of the Work by Seafarer. 4. Two and a half (2 1/2) million shares of stock upon first discovery of any valuable archaeological material. Seafarer has the absolute right to issue additional performance shares of stock to HTQ. HTQ agrees that it will adhere to all federal, state and local laws and regulations related to the resale of Seafarer stock issued to it under this Agreement and both Parties agree that they will not conduct any illegal activities designed to artificially inflate the value of Seafarer's share price.

Conservation:

19.    Seafarer and HTQ shall be responsible for overseeing the conservation of archaeological materials recovered from the Shipwreck Site(s). Seafarer and HTQ will mutually locate and agree upon a third party to handle the conservation of the artifacts. The mutually agreed upon costs and expenses related to the conservation of archaeological materials shall be shared sixty percent (60%) by Seafarer and forty percent (40%) by HTQ. The conservation laboratory will be compliant with all requirements set forth under FBAR Rule 1A-31.

20.   Any recovered materials and artifacts will be mutually held and inventoried on a quarterly basis, by the Parties until such a time as they are divided between the FBAR and the Parties according to the percentages listed above.

21.   All archaeological materials and artifacts shall be tagged with unique numbers, photographed, bagged if small items with a tag, placed in seawater initially, until transport to the lab when the vessel arrives at the dock, inventoried, and documented with receipts for transfer to the lab as signed for and by the vessel captain and both Parties Archaeologists. Upon arrival at the lab they will be inventoried again, signed for as received and placed into fresh water tanks to commence conservation. Any unique artifacts and valuables will be received, accounted for and placed in a secure area as is mutually agreed upon, with both Parties concurrent signatures to add to or withdraw any contents.

Expenses:

22.   Seafarer and HTQ are individually responsible for any and all its own costs that they incur that are associated with this Agreement, including but not limited to: fees, State required general liability insurance with the State FDEP as a named insured needed to operate in E-155, , independent contractors, food, permit and contract fees, repairs, equipment, vessels, divers, safety equipment, travel, Attorney and any other expert fees and costs whatsoever. A detailed schedule of expenses that will outline the financial responsibility or each Party will be agreed to.

Legal:

24.   Each Party represents and warrants to the other that it has no known or pending litigation involving the ownership of any archaeological materials recovered from the Shipwreck Site(s).

25.   Both Parties additionally represent and warrant, they will jointly file together any Federal Admiralty In Rem Claims, seaward of Area E-155, for any future discoveries. All costs associated with obtaining a Federal Admiralty In Rem Claim will be shared equally by the Parties.

26.    Jurisdiction shall be in Orlando, Orange County, FL for any and all State actions. Prevailing Party shall be granted Attorney fees and costs.

27.    At least forty-five (45) days prior to any legal action to be taken by either Party, who have a duty in good faith to mitigate any damages. Both Parties will meet and confer with its Senior Management together to discuss and resolve any dispute.

27a. Subject only to the provisions of this Agreement, in the event that any Party materially breaches or defaults, and, after a executive management meeting it cannot be cured after a forty-five (45) day cure and mitigation period, both Parties shall in good faith, attempt to mitigate any and all damages where possible. If any Party makes an assignment and/or petition for the benefit of creditors, or petitions or applies for or arranges for the appointment of a trustee, liquidator, or receiver, or commences any proceeding relating to itself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect or otherwise, or shall be adjudicated bankrupt or insolvent; then and in such event, such Party (and/or its receiver, trustee, liquidator or custodian) shall cease to have any further decision making authority or vote under this Agreement. The other Party shall hold a preferred lien and may take over and complete such Party's scope of work and in so doing shall be entitled to have assigned to it all such articles in storage, in conservation, accounts receivable and payments as are related only to this Agreement

28.    Each Party agrees as an essential covenant as the basis of this Agreement, to an unconditional waiver of consequential damages, whether due to delay, breach of this Agreement, warranty, tort, (including negligence and strict liability) or otherwise towards the other Party.

29.    No Party, its officers, directors, employees, subcontractors, agents, assigns, or affiliates shall be liable for any special, indirect, incidental, exemplary, punitive, or consequential damages, including loss of actual or anticipated profits, increased expenses, loss of use, cost of capital, loss of property of each, any claims from the other Party or legal fees and costs as a result of the above, and defence thereof.

30.    Neither Seafarer nor HTQ may bind the other to any commitment, obligation, and liability or to any compromise, release, or settlement either Party may have against a third party. No Party may act as the representative, agent, or principal of the other. Except as stated herein the Parties shall have no other obligations, including those implied by law to each other.

31.   Each Party shall totally and irrevocably defend, hold harmless, and keep the other Party, its officers, directors, employees and agents totally indemnified from and against any and all actions, liabilities, costs, claims, demands, penalties, assessments, judgments, expenses, including legal or other expert fees, whatsoever and whosoever arising directly or indirectly as a result of any negligent act or omission, wilful misconduct or breach of this Agreement by the Party responsible. This includes any of the above claimed by any third parties for property and bodily injury, including death caused by the other Party or a third party. Seafarer and HTQ shall proportionally share all legal costs with Seafarer responsible for sixty percent (60%) and HTQ responsible for forty percent (40%) in the event that there are any legal challenges by any third parties regarding the ownership of any artifacts that are recovered under this agreement.

Exclusivity:

32.   Seafarer will have the exclusive salvage rights to that portion of E-155E that is the Salvage area Permitted by the FBAR. of approximately three sq NM at a time, beginning in the most Southern boundary of E-155E and working North, and both parties shall agree upon the remaining Magnetometer, Side Scan and Test Dives to be completed for the remaining fourteen (14) NM to be resurveyed if needed, Both Parties shall share their data as is needed with the other Party. Upon extension of any such Permits and/or Contracts, this Agreement shall be mutually extended and renewed for that same period granted by the FEAR for the specific three sq NM area(s).

33.   These rights may not be assigned unless agreed to by the State and Federal Agencies, and mutually agreed to in advance by both Seafarer and HTQ. Seafarer, may subcontract with third parties to work under Seafarer's supervision at all times on the Shipwreck Site(s) and any such subcontractor shall also be bound under the same terms as this Agreement.

Confidentiality:

34.   The Parties agree to keep this term sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than the Parties' legal, advisory council members, strategic consultants and financial advisers, who shall be informed of the confidential nature of this document) without the prior express written consent of the other Party. Any and all data, photos, recordings, reports, maps, electronic data, locations, and, logs, whatsoever, shall remain trade secret/confidential and remain the sole property of the Parties.

This Agreement is to be construed as a definitive agreement. Closing is subject to this signed and executed mutual Agreement Seafarer and HTQ. The undersigned Company officer, on behalf of the Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company.

Agreed and Accepted;

By: Seafarer Exploration Corp.

/s/ Kyle Kennedy

CEO Kyle Kennedy, Date: 1-21-2013

By: HTQ

/s/ Stephet Reddy

CEO Stephet Reddy, Date: 1-21-2013